EXHIBIT 99.2
FOR IMMEDIATE RELEASE

ZAP Signs Electric Car Joint Venture with China’s Largest Luxury Bus Manufacturer

Youngman Auto Group to Make Electric and Hybrid Cars, Trucks and Buses for Joint Venture

JINHUA CITY, Zhejiang, China and SANTA ROSA, California, USA (September 21, 2007) – In a joint statement released today, USA electric car pioneer ZAP (OTC BB: ZAAP) and Youngman Automotive Group, China’s number one luxury motor coach and high-quality commercial truck manufacturer, have signed a joint venture agreement to manufacture, market and distribute electric and hybrid vehicles for the passenger car, truck and bus markets. The new joint venture company will also focus on the development and manufacturing of electric charging infrastructure.

Youngman Automotive Group is a private holding company with 12 subsidiaries. Youngman’s partnership with Germany’s NEOPLAN controls more than 70 percent of the luxury motor coach market in China. Youngman is the supplier to NEOPLAN and MAN, two of Europe’s top brands for luxury motor coaches and high-quality commercial trucking. Over the past few years Youngman has also expanded sales in Asia (Singapore, Hong Kong, Japan and Malaysia), The Middle East, Europe and the USA, enjoying significant market growth.

In 2004, with the support of the Chinese government, Youngman was awarded a license to manufacture automobiles. Earlier this year Youngman made auto industry headlines by awarding Lotus Engineering a number of vehicle development projects, and more recently by signing a vehicle distribution and technology licensing agreement with Proton (the Malaysian national car company), estimated to be worth several billion US dollars. The strategic partnership with ZAP will allow the joint venture company to bring highway capable electric and hybrid vehicles to the market like the ZAP-X crossover SUV.

“There are many good manufacturers out there, but to be a great manufacturer we need to do something that can change the world,” said Youngman Chairman Pang Qingnian. “I have built Youngman group based upon three key principles: quality product, technology and brand.  With our current product line-up and our commitment to quality, I believe we can provide a viable electric alternative to the world. Through the integration of currently available technologies and renewable energy, I believe we can take a leadership position and play a significant part in providing a better alternative.”

“This is the most significant relationship that ZAP has ever entered into,” said ZAP CEO Steve Schneider. “This joint venture will provide a platform for both ZAP and Youngman to focus each other’s strengths to develop solutions that have the potential to transform the industry.  Our energy will not stop at the vehicle engineering level. Using renewable energy to provide a cost effective recharging infrastructure to customers, we can change the world, one vehicle at a time,” said ZAP CEO Steve Schneider.

“I applaud ZAP and Youngman for bringing the next generation of mass-produced electric vehicles to California. Our state is leading the nation and world in opening the market for alternative fuel vehicles and this move is another example of bringing high-quality, high-paying jobs to California,” said Governor Schwarzenegger.

Youngman’s portfolio of products includes luxury motor coaches, inter-urbans, city and airport buses as well as premium commercial trucks for long distance, local distribution, heavy-duty building and special services. Youngman manufactures its motor coaches and trucking at a million square foot factory in Jinhua. Youngman is building new factories in Shandong province with the backing of the Chinese government to expand its automotive manufacturing capacity.

About Youngman Automotive Group Co., Ltd.
-	Based in Jinhua City, Zhejiang, China
-	Controls 70 percent of the luxury motor coach market
-	1 million square foot manufacturing facility in Jinhua
-	4,000 employees, 700 R&D staff
-	7 new vehicle factories under development
-	With new production facilities, capacity to produce 200,000 vehicles per year
-	July 2007 - Youngman signed contract with Malaysia’s Proton

About ZAP
-	Based in Santa Rosa, California, USA
-	Marketed and sold 100,000 electric vehicles since 1994
-	Distributes electric scooters, ATVs, motorcycles, cars, trucks worldwide
-	Completed a feasibility study in May 2007 with Lotus Engineering to develop a new generation of commercially viable electric vehicles.
-	This month signed distribution agreement with Chile’s largest power company
-	Website: http://www.zapworld.com

New Joint Venture
-	The joint venture will develop, produce, market and sell electric and hybrid vehicles, as well as develop battery and energy recharging infrastructure components and technology
-	Vehicle models include buses, trucks and passenger vehicles
-	Youngman will manufacture vehicles and other components for the joint venture
-	ZAP will manage the sales, marketing and distribution of the joint venture products

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Contact:

ZAP
Alex Campbell
+1-707-525-8658 x 241
acampbell@zapworld.com

China Youngman Automobile Group Co. Ltd.
Rachel Pang Caiping, Director
+86-579-2256088